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                                                                   EXHIBIT 10.8


                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT dated as of March 31, 2000 (this "Agreement") is entered into among BINGHAM FINANCIAL SERVICES CORPORATION, a Michigan corporation ("Bingham Financial"), DYNEX FINANCIAL, INC., a Virginia corporation d/b/a as Dynex Services and a wholly-owned subsidiary of Bingham Financial ("Dynex Financial"; Bingham Financial and Dynex Financial individually and collectively the "Borrower" and/or the "Borrowers"), and MICHIGAN NATIONAL BANK, a national banking association (the "Bank").

         WHEREAS, Dynex Financial services approximately 23,078 manufactured home loans (each an "Account" and collectively the "Accounts") pursuant to the three (3) Servicing Agreements (as defined below) with Dynex Capital, Inc. (the "Master Servicer"); and

         WHEREAS, the Accounts are a part of three (3) pools of loans evidenced by the three (3) Indentures (as defined below), with Chase Bank of Texas, National Association, f/k/a Texas Commerce Bank National Association, as Trustee (the "Trustee"); and

         WHEREAS, the Borrower has requested the Bank to make available to the Borrower a revolving credit facility, and the Bank has agreed to make such a facility available to the Borrower, upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

         SECTION 1 DEFINITIONS.

         1.1 Definitions. When used herein the following terms shall have the following meanings:

         Account and Accounts - see Preamble.

         Advances means (a) advances for principal and interest payments that Dynex Financial is required under the Servicing Agreements to make with respect to the Accounts (the "P&I Advances") and (b) advances for property taxes and hazard insurance premiums that Dynex Financial is required under the Servicing Agreements to make with respect to the Accounts (the "T&I Advances").

         Affiliate of any Person means (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted

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basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         Agreement - see the Preamble.

         Bank - see the Preamble.

         Borrower - see the Preamble.

         Borrowing Base means an amount equal to the total of (a) 100% of the P&I Advances made or to be made by the Borrower on the day of the respective borrowing hereunder with respect to Eligible Accounts, plus (b) 85% of the T&I Advances made or to be made by the Borrower on the day of the respective borrowing hereunder with respect to Eligible Accounts; provided, however that the Borrowing Base under (b) above shall never exceed $1,000,000.00 and the Borrowing Base under (a) above shall never exceed $10,000,000.00, minus the principal balance from time to time outstanding of the loans hereunder used to fund T&I Advances.

         Borrowing Base Certificate means a certificate substantially in the form of Exhibit B.

         Business Day means any day on which the Bank is open for commercial banking business in Detroit, Michigan.

         CERCLA - see Section 6.15.

         Closing Date - see Section 8.1.

         Code means the Internal Revenue Code of 1986.

         Commitment means the Bank's commitment to make Loans under this Agreement.

         Commitment Amount means $10,000,000.00, as reduced from time to time pursuant to Section 5.1.

         Current Ratio means the ratio of Bingham Financial's current assets to Bingham Financial's current liabilities, each as determined on a consolidated basis in accordance with GAAP.

         Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all


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obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business),
(d) all indebtedness secured by a lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person (including letters of credit), (f) all hedging obligations of such Person, (g) all suretyship liabilities of such Person and
(h) all Debt of any partnership of which such Person is a general partner.

         Dollar and the sign "$" mean lawful money of the United States of America.

         Eligible Accounts means all of the Accounts, but excluding each and every Account where one or more defaults and/or any series of defaults is in existence for a period of more than 240 days. An Account which is at any time an Eligible Account, but which subsequently fails to meet the foregoing requirement, shall forthwith cease to be an Eligible Account, provided, however, that each Account shall once again become an Eligible Account if, as and when all defaults with respect thereto are thereafter completely cured.

         Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

         Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.

         Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

         ERISA means the Employee Retirement Income Security Act of 1974.

         Fiscal Quarter means a fiscal quarter of a Fiscal Year.

         Fiscal Year means the fiscal year of the Borrower and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2000") refer to the Fiscal Year ending on December 31 of such calendar year.


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         FRB means the Board of Governors of the Federal Reserve System or any
successor thereto.

         GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

         Hazardous Substances means any material or substance which is deemed toxic or hazardous under any Environmental Law.

         Indentures mean the Indenture dated as of November 1, 1994, by and between Merit Securities Corporation, as issuer, and the Trustee, as trustee, as supplemented by:

         (a)      the Series 11 Supplement, dated as of May 1, 1998;

         (b)      the Series 12-1 Supplement, dated as of March 1, 1999; and

         (c)      the Series 13 Supplement, dated as of August 1, 1999.

         Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

         Loan Documents means this Agreement, the Note and the Security
Agreement.

         Loans means all of the loans made by the Bank under this Agreement.

         Margin Stock means any "margin stock" as defined in Regulation U.


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         Master Servicing Agreements mean the following Master Servicing
Agreements by and between the Master Servicer and the Merit Securities Corporation, as issuer:

         (a)      dated as of May 1, 1998 and relating to the Series 11
         Supplement;

         (b) dated as of March 1, 1999 and relating to the Series 12-1 Supplement; and

         (c)      dated as of August 1, 1999 and relating to the Series 13
         Supplement.

         Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform any of its obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Security Agreement or upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document.

         Note - see Section 3.1.

         PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         Pension Plan means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Borrower or any of its Subsidiaries may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

         Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

         RCRA - see Section 6.15.

         Regulation D means Regulation D of the FRB.

         Regulation U means Regulation U of the FRB.

         Release has the meaning specified in CERCLA and the term "Disposal" (or "Disposed") has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall


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apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for "Release" or "Disposal" which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

         SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

         Security Agreement means a security agreement substantially in the form of Exhibit C.

         Servicing Agreements means the following three (3) agreements by and between Dynex Financial, Inc., as servicer, MERIT Securities Corporation and Dynex Capital, Inc., pursuant to which Dynex Financial, Inc. services approximately 23,078 manufactured home loans (each an "Account" and collectively the "Accounts"):

                  (a) Amended and Restated Servicing Agreement (Merit 11), dated December 17, 1999;

                  (b) Amended and Restated Servicing Agreement (Merit 12-1), dated December 17, 1999; and

                  (c) Amended and Restated Servicing Agreement (Merit 13), dated December 17, 1999.

         Subordinated Debt means all unsecured Debt of the Borrower which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Bank and so long as no default exists with respect to such subordinated Debt.

         Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

         Termination Date means the earlier to occur of (a) March 30, 2001 or
(b) such other date on which the Commitments terminate pursuant to Section 6 or 9.

         Total Debt means all Debt of the Borrower and its Subsidiaries, determined on a consolidated basis, in accordance with GAAP.


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         Total Debt to Net Worth Ratio means, as of the last day of any Fiscal
Quarter, the ratio of (i) Total Debt, less Subordinated Debt, as of such day to
(ii) net worth in accordance with GAAP, plus Subordinated Debt, as of such day.

         Type of Loan or Borrowing - see Section 2.2.1. The types of Loans or borrowings under this Agreement are as follows: P&I Loans or borrowings and T&I Loans or borrowings.

         Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

         Year 2000 Problem means the risk that computer applications and embedded microchips in non-computing devices may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999.

         1.2      Other Interpretive Provisions.

                  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                  (b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (c) The term "including" is not limiting and means "including without limitation."

                  (d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                  (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

                  (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

                  (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Bank and the other parties thereto


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and are the products of all parties. Accordingly, they
shall not be construed against the Bank merely because of the Bank's involvement in their preparation.

         SECTION 2    COMMITMENT AND BORROWINGS

         2.1 Commitment. On and subject to the terms and conditions of this Agreement, the Bank agrees from the date hereof to the Termination Date to make Loans to the Borrower in the aggregate amount outstanding at any one time not to exceed the lesser of (a) $10,000,000.00 or (b) the Borrowing Base.

         2.2   Loan Procedures.

               2.22.2.1 P&I Loans. Loans made hereunder to fund the Borrower's obligation to make principal and interest advances with respect to Eligible Accounts pursuant to the Servicing Agreements ("P&I Loans") shall be made on or before the 27th day of each month or if such day is not a Business Day, then on the immediately preceding Business day. Only one P&I Loan shall be made in any calendar month. No P&I Loans shall remain unpaid between the 15th day and the 23rd day, both inclusive, of any month.

               2.22.2.2 T&I Loans. Loans made hereunder to fund the Borrower's obligation to advances for the payment of property taxes and insurance premiums with respect to the collateral securing Eligible Accounts pursuant to the Servicing Agreements ("T&I Loans") shall be made on or before the 20th day of each month or if such day is not a Business Day, then on the immediately preceding Business day. Only one T&I Loan shall be made in any calendar month.

               2.22.2.3 Borrowing Procedures. The Borrower shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Bank of each proposed borrowing not later than 11:00 A.M., Detroit time, on the proposed date of such borrowing. It is anticipated that the borrowings will occur on or after the 24th day, and not later than the 27th day, of each month. Each such notice shall be effective upon receipt by the Bank, shall be irrevocable, and shall specify the date, amount and whether the borrowing is a P&I Loan or a T&I Loan. As soon as practical after receipt of such notice, the Bank shall make the Loan proceeds available to the order of the Borrower.

         2.3 Certain Conditions. Notwithstanding any other provision of this Agreement, the Bank shall not have an obligation to make any Loan if an Event of Default or Unmatured Event of Default exists.

         SECTION 3    NOTE EVIDENCING LOANS.




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         3.1   Note. All Loans of the Bank under this Agreement shall be
evidenced by a promissory note substantially in the form set forth in Exhibit A (the "Note"), which shall be payable, shall mature and bear interest as set forth in said Exhibit A.

         3.2 Recordkeeping. The Bank shall record in its records the date and amount of each Loan made by the Bank, each repayment thereof and each change in the interest rate applicable to the Note. The aggregate unpaid principal amount and all accrued interest thereon so recorded shall be conclusive evidence of the principal amount and interest owing and unpaid on the Note, absent manifest error. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under any Note to repay the principal amount of the Loans together with all interest accruing thereon.

         SECTION 4  COMMITMENT
         FEES.

         The Borrower agrees to pay to the Bank a commitment fee, payable in arrears on the last day of each June, September, December and March, and on the Termination Date, equal to the 0.0625% of the average daily Commitment Amount during the quarter then ended or for the period from the last date on which such a fee was paid to the Termination Date, as the case may be.

         SECTION 5  REDUCTION OR TERMINATION OF THE COMMITMENT
                    AMOUNT; PREPAYMENTS; SETOFFS; TAXES.

         5.1   Reduction or Termination of the Commitment Amount.

               5.15.1.1 Voluntary Reduction or Termination of the Commitment Amount. The Borrower may from time to time on at least five Business Days' prior written notice received by the Bank permanently reduce the Commitment Amount to an amount not less than the principal amount of the Loans then outstanding. Any such reduction shall be in an amount not less than $1,000,000.00 or a higher integral multiple of $100,000.00. Concurrently with any reduction of the Commitment Amount to zero, the Borrower shall pay all interest on the Loans, all commitment fees and all other amounts payable to Bank under the Loan Documents.

         5.2   Prepayments.

               5.25.2.1 Voluntary Prepayments. The Borrower may from time to time prepay the Loans in whole or in part; provided that the Borrower shall give the Bank notice thereof not later than 11:00 A.M., Detroit time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any


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such partial prepayment shall be in an amount equal to $100,000.00 or a higher integral multiple of $10,000.00.

         5.25.2.2     Mandatory Prepayments.

                (a) The Borrower shall make a prepayment of all of the outstanding P&I Loans on or before the 15th day of each month.

                (b)   The Borrower shall make a prepayment of the T&I
Loans in an amount equal to the portion of the T&I Loans allocable to any Account within 2 Business Days after the date on which the Borrower receives reimbursement for the T&I Advances made in respect of such Account, from whatever source such reimbursement is received.

                (c) The Borrower shall cause all monies received from or in connection with the
Servicing Agreements and/or the Accounts which may be used by the Borrower to reimburse itself for advances of any and all kinds that it has made pursuant to the Servicing Agreements to be deposited in a segregated bank account maintained with the Bank. Such deposits shall be made at the end of each Business Day when the aggregate of such receipts since the date of the last such deposit exceed $100,000.00. At the time such deposits are made, the Borrower shall send written notice to the Bank as to the amount of any portion of such deposit that represents monies that may only be used to reimburse the Borrower for P&I Advances. The Bank is hereby irrevocably authorized and instructed, at the end of each Business Day, to use all available funds on deposited in such bank account to prepay any outstanding P&I Loans and/or T&I Loans, as the case may be. The obligation to make deposits under this subsection (c) shall only be in effect to the extent of the Loans outstanding from time to time hereunder.

   5.3 All Prepayments. Each voluntary partial prepayment shall be in a principal amount of $100,000.00 or a higher integral multiple of $10,000.00.

   5.4 Setoff. The Borrower agrees that the Bank have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Borrower agrees that at any time any Event of Default exists, the Bank may apply to the payment of any obligations of the Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Bank.

   5.5 Taxes. All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding franchise taxes and taxes imposed on or measured by the Bank's gross or net income or receipts (all non-excluded items being called "Taxes"). If any withholding or deduction from any payment to


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be made by the Borrower hereunder is required in respect of any
Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

                  (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                  (b) promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

                  (c) pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

         If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank, the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.


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     SECTION 6         WARRANTIES.

     To induce the Bank to enter into this Agreement and to make Loans hereunder, the Borrower warrants to the Bank that:

     5.6 Organization. Bingham Financial is a corporation validly existing and in good standing under the laws of the State of Michigan; Dynex Financial is a corporation validly existing and in good standing under the laws of the State of Virginia; each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization; and each of the Borrower and each Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

     5.7 Authorization; No Conflict. Each Borrower is duly authorized to execute and deliver each Loan Document to which it is a party, the Borrower is duly authorized to borrow monies hereunder and each Borrower is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Borrower of each Loan Document to which it is a party, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Borrower or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.

     5.8 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Borrower is a party is the legal, valid and binding obligation the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

     5.9 Financial Condition. The audited consolidated financial statements of the Borrower and its Subsidiaries as at September 30, 1999 and the unaudited consolidated financial statements of the Borrower and the Subsidiaries as at December 31, 1999, copies of each of which have been delivered to the Bank, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date[s] and the results of their operations for the period[s] then ended.

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     5.10 No Material Adverse Change. Since September 30, 1999 there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries taken as a whole.

     5.11 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Borrower's knowledge, threatened against the Borrower or any Subsidiary which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 6.6. Other than any liability incident to such litigation or proceedings, neither the Borrower nor any Subsidiary has any material contingent liabilities not listed on Schedule 6.6.

     5.12 Ownership of Properties; Liens. Each of the Borrower and each Subsidiary owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as listed on Section 6.7 and except as set forth in the Borrower's balance sheets previously delivered to the Bank.

     5.13 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those listed on Schedule 6.8.

     5.14 Pension Plans.

          (a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty.

          (b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Borrower or any Subsidiary under the terms of the plan or of any collective bargaining agreement or by applicable law; the Borrower has not withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and the Borrower has not received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that


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required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

     5.15 Investment Borrower Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940.

     5.16 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935.

     5.17 Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     5.18 Taxes. Each of the Borrower and each Subsidiary has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     5.19 Solvency, etc. On the Closing Date, and immediately prior to each borrowing hereunder and the use of the proceeds thereof, (a) each of the Borrower's assets will exceed its liabilities and (b) each of the Borrower will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

     5.20 Environmental Matters. Except as set forth on Schedule 6.15, neither the Borrower nor any Subsidiary, nor any operator of the Borrower's or any Subsidiary's properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which (i) in any single case, requires expenditures in any three-year period of $25,000.00 or more by the Borrower and its Subsidiaries in penalties and/or for investigative, removal or remedial actions or (ii) individually or in the aggregate otherwise might reasonably be expected to have a Material Adverse Effect.

     5.21 Year 2000 Problem. The Borrower and its Subsidiaries (a) have reviewed the areas within their business and operations which could be adversely affected by, and have developed a program to address on a timely basis, the Year 2000 Problem and (b) have made appropriate inquiries as to the effect the Year 2000 Problem will have on their material suppliers and customers. Based on such review, program and inquiries, the Borrower reasonably believes that the "Year 2000 Problem" will not have a Material Adverse Effect.


          Information. All information heretofore or contemporaneously herewith furnished in writing by the Borrower to the Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower or any Subsidiary to the Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Bank that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

          5.23 Intellectual Property. The Borrower and each Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Borrower and its Subsidiaries, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

          5.24 Burdensome Obligations. Neither the Borrower nor any Subsidiary is a party to any agreement or contract or subject to any corporate or partnership restriction which might reasonably be expected to have a Material Adverse Effect.

          5.25 Labor Matters. Except as set forth on Schedule 6.22, neither the Borrower nor any Subsidiary is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving the Borrower or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

          5.26 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring by the Borrower of any Debt hereunder or under any other Loan Document.

          5.27 Other Agreements, etc.

                  (a) The Borrower has heretofore furnished the Bank true and correct copies of each of the Servicing Agreements, the Master Servicing Agreements and the Indentures.

                  (b) To the Borrower's knowledge, no default now exists under any of Servicing Agreements, the Master Servicing Agreements or the Indentures.

                  (c) Each of the Servicing Agreements, the Master Servicing Agreements and the Indentures is in full force and effect.

          6.23 Places of Business; Licenses. Schedule 6.23 is a complete list of each address from which the Borrower conducts business and of all of the licenses required to conduct business from each of such location.

          SECTION 6 COVENANTS.

          Until the expiration or termination of the Commitment and thereafter until all obligations of the Borrower hereunder and under the other Loan Documents are paid in full, the Borrower agrees that, unless at any time the Bank shall otherwise expressly consent in writing, it will:

          6.1 Reports, Certificates and Other Information. Furnish to the Bank:

              6.16.1.1 Annual Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Borrower and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year, certified without qualification by independent auditors of recognized standing selected by the Borrower and reasonably acceptable to the Bank, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Borrower was not in compliance with any provision of Section 7.6 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Borrower was not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the previous Fiscal Year; and (b) consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a consolidating statement of earnings for the Borrower and its Subsidiaries for such Fiscal Year, certified by the Chief Financial Officer or the Treasurer of the Borrower.

              6.16.1.2 Interim Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year, certified by the Chief Financial Officer or the Treasurer of the Borrower.

          6.16.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 7.1.1 and each set of quarterly statements pursuant to Section 7.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the Chief Financial Officer or the Treasurer of the Borrower, containing (i) a computation of each of the financial ratios and restrictions set forth in
Section 7.6 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Borrower's management setting forth a discussion of the Borrower's financial condition, changes in financial condition and results of operations.

          6.16.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Borrower or any Subsidiary filed with the SEC; copies of all registration statements of the Borrower or any Subsidiary filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

          6.16.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower or the Subsidiary affected thereby with respect thereto:

                 (a) the occurrence of an Event of Default or an Unmatured Event of Default;

                 (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Bank which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any Subsidiary or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

                 (c) any cancellation or material change in any insurance maintained by the Borrower or any Subsidiary; or

                 (e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

          6.16.1.6 Borrowing Base Certificates. On or before the last day of each month, a Borrowing Base Certificate dated as of the 20th day of such month and executed by the Chief Financial Officer or the Treasurer of the Borrower on behalf of the Borrower (provided that (i) the Borrower may deliver a Borrowing Base Certificate more frequently if it chooses and (ii) at any time an Event of Default exists, the Bank may require the Borrower to deliver Borrowing Base Certificates more frequently).

          6.16.1.7 Management Reports. Promptly upon the request of the Bank or any Bank, copies of all detailed financial and management reports submitted to the Borrower by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Borrower.

          6.16.1.8 Default Debt Notices. Promptly from time to time, copies of any notices of default or termination received by the Borrower from the Master Servicer and/or the Trustee.

          6.16.1.9 Year 2000 Problem. Promptly upon the request of the Bank, such updated information or documentation as may be requested from time to time regarding the efforts of the Borrower and its Subsidiaries to address the Year 2000 Problem.

          6.16.1.10 Other Information. Promptly from time to time, such other information concerning the Borrower and its Subsidiaries as the Bank may reasonably request.

     6.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, the Bank or any representative thereof to inspect the properties and operations of the Borrower or such Subsidiary; and permit, and cause each Subsidiary to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Bank or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Borrower hereby authorizes such independent auditors to discuss such financial matters with any Bank or the Bank or any representative thereof), and to examine (and, at the expense of the Borrower or the applicable Subsidiary, photocopy extracts from) any of its books or other records; and permit, and cause each Subsidiary to permit, the Bank and its representatives to inspect the inventory and other tangible assets of the Borrower or such Subsidiary, to perform appraisals of the Borrower's servicing portfolio, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any collateral. All such inspections or audits by the Bank shall be at the Borrower's expense[, provided that so long as no Event of Default or Unmatured Event of Default exists, the

Borrower shall not be required to reimburse the Bank for appraisals and field audits more frequently than once each Fiscal Year.

          6.3 Maintenance of Property; Insurance.

             (a) Keep, and cause each Subsidiary to keep, all property useful and necessary in the business of the Borrower or such Subsidiary in good working order and condition, ordinary wear and tear excepted.

             (b) Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of the Bank, furnish to the Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower and its Subsidiaries. The Borrower shall execute and deliver to the Bank a collateral assignment, in form and substance satisfactory to the Bank, of each business interruption insurance policy maintained by the Borrower.

          6.4 Compliance with Laws; Payment of Taxes and Liabilities.

              (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property; provided that the foregoing shall not require the Borrower or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

          6.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 7.11) cause each Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect), provided, however, that BFSC Merger, N.A. may be merged into Franklin Bank, N.A.

          6.6 Financial Covenants.

              6.66.6.1 Current Ratio. Not permit the Current Ratio to be less than 1 to 1 at any time.

          6.66.6.2 Total Debt to Net Worth Ratio. Not permit the Total Debt to Net Worth Ratio to exceed 8 to 1 at any time.

          6.66.6.3 Minimum Net Worth. Not permit Net Worth to be less than $20,000,000.00 at any time.

      6.7 Modification of Organizational Documents. Not permit the Certificate or Articles of Incorporation, By-Laws or other organizational documents of the Borrower or any Subsidiary to be amended or modified in any way which might reasonably be expected to materially adversely affect the interests of the Banks.

      6.8 Use of Proceeds. Use the proceeds of the Loans solely to fund the Borrower's obligations to make P&I Advances and T&I Advances pursuant to the Servicing Agreements; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

      6.9 Further Assurances. Take, and cause each Subsidiary to take, such actions as are necessary or as the Bank may reasonably request from time to time to ensure that the purpose and intent of the Loan Documents are achieved.

      6.10 Transactions with Affiliates. Except for any existing transaction or arrangement with Sun Communities Operating Limited Partnership, or any of its affiliates, not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Borrower and its Subsidiaries) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

      6.11 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

      6.12 Environmental Matters.

          (a) If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Borrower, the Borrower shall cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower shall comply with any valid Federal or state judicial or administrative order requiring the performance at any real property of the Borrower of activities in response to the Release or threatened Release of a Hazardous Substance.

           (b) To the extent that the transportation of "hazardous waste" as defined by RCRA is permitted by this Agreement, the Borrower shall dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.

      6.13 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any Subsidiary of any of its obligations hereunder or under any other Loan Document.

      7.19
           Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under, the Servicing Agreements, the Master Servicing Agreements and/or the Indentures if, in any case, such amendment, modification or waiver could be adverse to the interests of the Bank.

      SECTION 7  EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

      The obligation of the Bank to make its Loans is subject to the following conditions precedent:

      7.1 Initial Credit Extension. The obligation of the Bank to make the initial Loans is subject to the condition precedent that all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Bank), in form and substance satisfactory to the Bank (and the date on which all such conditions precedent have been satisfied or waived in writing by the Bank is called the "Closing Date"):

          7.17.1.1 Note. The Note.

          7.17.1.2 Resolutions. Certified copies of resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance by the Borrower of this Agreement, the Note and the other Loan Documents to which the Borrower is a party.

          7.17.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Borrower of the documents referred to in this Section 8.


          7.17.1.4 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of the Borrower certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

      Security Agreement. A counterpart of the Security Agreement executed by the Borrower.


      Opinions of Counsel. An opinion of counsel to the Borrower, in form and substance satisfactory to the Bank, including, without limitation, an opinion describing the priority afforded to the Borrower's right to receive reimbursement for all P&I Advances and T&I Advances, whether such advances are deemed recoverable or unrecoverable under the terms of the Servicing Agreements, the Master Servicing Agreements and/or the Indentures.

      7.17.1.7 Payment of Fees. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all reasonable attorney fees of the Bank to the extent invoiced prior to the Closing Date, plus such additional amounts of attorney fees as shall constitute the Bank's reasonable estimate of attorney fees incurred or to be incurred by the Bank through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrower and the Bank).

      7.17.1.8 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Bank, dated a date reasonably near to the Closing Date, listing all effective financing statements which name of each Borrower (under their present names and any previous names) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements, (ii) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Security Agreement previously granted by any Person and (iii) such other Uniform Commercial Code Form UCC-3 termination statements as the Bank may reasonably request.

      7.17.1.9 Filings, Registrations and Recordings. The Bank shall have received each document (including Uniform Commercial Code financing statements) required by the Security Agreement or under law or reasonably requested by the Bank to be filed, registered or recorded in order to create in favor of the Bank a perfected Lien on the collateral described therein, prior and superior to any other Person, in proper form for filing, registration or recording.

      7.17.1.10 Borrowing Base Certificate. A Borrowing Base Certificate dated as of the Closing Date.

          7.17.1.11 Other. Such other documents as the Bank may reasonably request.

          8.1.12 Field Audit, Etc. Notwithstanding anything contained herein to the contrary, the Bank shall have no obligation to make any further Loans hereunder and the Bank may declare the full amount of all Loans outstanding hereunder to be immediately due and payable if, within 90 days after the date hereof: (a) the Bank shall not be reasonably satisfied with the results of a field audit of the Borrower's business to be conducted by the Bank, at the Borrower's expense, within such 90 day period and/or (b) the Bank shall not have received a SAS 70 Report with respect to the Borrower, dated no earlier than the Closing Date, and in form and substance satisfactory to the Bank. The Bank shall give the Borrower at least five (5) Business Days notice if it determines that the conditions of this Section have not been met.

      7.2 Conditions. The obligation the Bank to make each Loan is subject to the following further conditions precedent that:

          7.27.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing, the following statements shall be true and correct:

                 (a) the representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

                 (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.
          7.27.2.2 Confirmatory Certificate. If requested by the Bank, the Bank shall have received a certificate dated the date of such requested Loan and signed by a duly authorized representative of the Borrower as to the matters set out in Section 8.2.1 (it being understood that each request by the Borrower for the making of a Loan shall be deemed to constitute a warranty by the Borrower that the conditions precedent set forth in Section 8.2.1 will be satisfied at the time of the making of such Loan), together with such other documents as the Bank may reasonably request in support thereof.


      SECTION 8 EVENTS OF DEFAULT AND THEIR EFFECT.

      8.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

          8.18.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, or other amount payable by the Borrower hereunder or under any other Loan Document.

              8.18.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Borrower or any Subsidiary in an aggregate amount (for all such Debt so affected) exceeding $500,000.00 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Borrower or any Subsidiary to purchase or redeem such Debt) prior to its expressed maturity.

              8.18.1.3 Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Borrower or any Subsidiary with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

              8.18.1.4 Bankruptcy, Insolvency, etc. Either Borrower becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or either Borrower applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Borrower or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for either Borrower or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of either Borrower, and if such case or proceeding is not commenced by the Borrower, it is consented to or acquiesced in by the Borrower, or remains for 30 days undismissed; or either Borrower takes any action to authorize, or in furtherance of, any of the foregoing.

              8.18.1.5 Non-Compliance with Loan Documents. Failure by the Borrower to comply with or to perform any other Loan Document (and not constituting an Event of Default under any other provision of this Section 9) and continuance of such failure for 30 days or such reasonably longer period so long as the Borrower has commenced appropriate curative action within such 30 day period and diligently pursues such action until such failure is cured.

              8.18.1.6 Warranties. Any warranty made by either Borrower herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Borrower to the Bank or any Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

              8.18.1.7 Defaults and Termination of Servicing Agreements. The Borrower defaults in any of its material obligations under any of the Serving Agreements and/or the Master Servicer terminates any of the Serving Agreements for any reason.

              8.18.1.8 Judgments. Final judgments which exceed an aggregate of $1,000,000.00 shall be rendered against the Borrower or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.


              Invalidity of Collateral Documents, etc. The Security Agreement shall cease to be in full force and effect; or the Borrower (or any Person by, through or on behalf of the Borrower) shall contest in any manner the validity, binding nature or enforceability of any Security Agreement.


              Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

         8.2 Effect of Event of Default. If any Event of Default described in
Section 9.1.4 shall occur, the Commitment (if it has not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Bank may declare the Commitment (if it has not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable, whereupon the Commitment (if it has not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind. The Bank shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

     SECTION 9   GENERAL.

         9.1 Waiver; Amendments. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         Notices. Except as otherwise provided in Section 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 10.2 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 2.2.3, the Bank shall be entitled to rely on telephonic instructions from any person that the Bank in good faith believes is an authorized officer or employee of the Borrower, and the Borrower shall hold the Bank and each other Bank harmless from any loss, cost or expense resulting from any such reliance.


         Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Bank (including reasonable attorney costs) in connection with the preparation, execution, syndication, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including attorney costs) incurred by the Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, the Borrower agrees to pay, and to save the Bank harmless from all liability for any stamp or other taxes (excluding franchise taxes or taxes based upon gross or net income) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Note or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this Section 10.3 shall survive repayment of the Loans, cancellation of the Note and termination of this Agreement.

         9.4 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.

         9.5 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         9.6 Governing Law. This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of Michigan applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrower and rights of the Bank and the Banks expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

         9.7 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

         9.8 Successors and Assigns. This Agreement shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and assigns of the Bank.

         9.9 Indemnification by the Borrower. In consideration of the execution and delivery of this Agreement by the Bank and the agreement to extend the Commitment provided hereunder, the Borrower hereby agrees to indemnify, exonerate and hold the Bank and each of the officers, directors, employees, Affiliates and agents of the Bank (each a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorney costs (collectively, the "Indemnified Liabilities"), incurred by the Bank Party as a result of, or arising out of, or relating to (i) any transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by the Borrower or any Subsidiary, (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Borrower or any Subsidiary or the operations conducted thereon,
(iv) the investigation, cleanup or remediation of offsite locations at which the Borrower or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of the applicable Bank Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 10.12 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Security Agreement and termination of this Agreement.

         9.10 Nonliability of the Bank. The relationship between the Borrower on the one hand and the Bank on the other hand shall be solely that of borrower and lender. The Bank shall have no fiduciary responsibility to the Borrower. The Bank undertakes no responsibility to the Borrower to review or inform the Borrower or any matter in connection with any phase of the

Borrower's business or operations. The Borrower agrees that the Bank shall not have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. The Bank shall not have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

         9.11 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF MICHIGAN OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE BANK'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MICHIGAN AND OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MICHIGAN. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         9.12 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE BANK AND EACH BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH

ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Delivered at Detroit, Michigan, as of the day and year first above written.



DYNEX FINANCIAL, INC.                     BINGHAM FINANCIAL SERVICES
                                          CORPORATION



By:  /s/ J. Peter Scherer                 By:    /s/ Ronald A. Klein
   ----------------------------               ------------------------------

Title: President                          Title:  CEO
      -------------------------                  ---------------------------




                                          MICHIGAN NATIONAL BANK



                                          By:      /s/ N. Donald Heath
                                                   -------------------------
                                                   N. Donald Heath
                                          Title:   Relationship Manager

         EXHIBIT A

                           FORM OF NOTE

                             SECURED PROMISSORY NOTE

$10,000,000.00                                      Note No. ________________
                                                     Farmington Hills, Michigan

Due Date: March 30, 2001                            Dated: As of March 31, 2000

          FOR VALUE RECEIVED, on the Due Date, BINGHAM FINANCIAL SERVICES CORPORATION, a Michigan corporation, and DYNEX FINANCIAL, INC., a Virginia corporation, (individually and collectively the "Borrower"), severally, and jointly and severally promise to pay to the order of MICHIGAN NATIONAL BANK, a national banking association (the "Bank"), at its office set forth below or at such other place as Bank may designate in writing, the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), or such lesser amount as may be outstanding under the Credit Agreement of even date herewith between Borrower and Bank (the "Credit Agreement"), plus interest as hereinafter provided, all in lawful money of the United States of America as follows:

1. The unpaid principal balance of this promissory note ("Note") shall bear interest computed upon the basis of a year of 360 days for the actual number of days elapsed in a month, at a per annum rate of interest (the "Effective Interest Rate") which is equal to 200 basis points (or, 2.00%) in excess of the Trailing Rate Average LIBOR (as hereafter defined). As used herein, "Trailing Rate Average LIBOR" means the 30-day trailing average daily London Interbank Offered Rate for one month U.S. Dollar denominated deposits offered by major banks in the London, United Kingdom, market at 11:00 a.m. London Time, as reported by one of the following sources, selected by Bank on an availability basis, in descending order of priority: (1) the Dow Jones Telerate System "LIBOR Page" report of such interest rates as determined by Reuter's News Service; (2) the Dow Jones Telerate System "Page 3750" report of such interest rates as determined by the British Bankers Association; or (3) The Wall Street Journal, Midwest Edition, report of such interest rate; or (4) any other generally accepted authoritative source as Bank may reference. The said 30-day trailing average will be updated by Bank each Business Day by adding the most recently reported London Interbank Offered Rate on one month U.S. Dollar deposits and by subtracting the oldest reported rate on said deposits.

     This Note is executed and delivered pursuant to the Credit Agreement, the terms of which are incorporated herein as if fully set forth herein, and all capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

     As provided in the Credit Agreement, the Borrower may make voluntary prepayments hereon at any time and in some cases must make mandatory prepayments hereon.

     Advances of principal, repayment, and readvances may be made under this Note from time to time, but Bank, in its sole discretion, may refuse to make advances or readvances hereunder during any period(s) this Note is in default. All advances made hereunder shall be charged to a loan account in Borrower's name on Bank's books, and Bank shall debit to such account the amount of each advance made to, and credit to such account the amount of each repayment made by Borrower. From time to time, Bank shall furnish Borrower a statement of Borrower's loan account, which statement shall be deemed to be correct, accepted by, and binding upon Borrower, unless Bank receives a written statement of exceptions from Borrower within thirty (30) days after such statement has been furnished.

     Upon the occurrence of any default or Event of Default and the expiration of any applicable cure period as described in the Credit Agreement, this Note and all other obligations and Indebtedness of Borrower to Bank (whether absolute or contingent, direct or indirect, present or future, and howsoever evidenced) at Bank's option, will immediately become due and payable, and all without formal demand, presentment or notice of any kind, all of which are expressly waived.

     Borrower shall not be required to pay interest at a rate greater than the maximum allowed by law and any interest payment received by Bank which exceeds the maximum legal rate, shall be automatically credited upon the unpaid principal balance of the Note, or, if there is no principal then outstanding on this Note, returned to Borrower.

     Upon the occurrence of any Event of Default as described in the Credit Agreement, the unpaid principal balance of this Note shall bear interest at a rate which is two percent (2%) greater than the Effective Interest Rate otherwise applicable. If any payment under this Note is not paid within ten (10) days after the date due, at the option of Bank a late charge of not more than five cents ($.05) for each dollar of the installment past due may be charged by Bank.

     Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Bank's acceptance of any such partial payment shall not constitute a waiver of Bank's right to receive the entire amount due. Borrower does hereby jointly and severally waive presentment for payment, demand, notice of non-payment, notice of protest or protest of this Note, and Bank diligence in collection or bringing suit, and do hereby consent to any and all extensions of time, renewals, waivers or modifications as may be granted by Bank with respect to payment or any other provisions of this Note, and to the release of any collateral or any part thereof, with or without substitution. The liability of the Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party. This Note shall be deemed to have been executed in Michigan, and all rights and obligations hereunder shall be governed by the laws of the State of Michigan.

     Reference is hereby made to the Credit Agreement for additional terms and conditions relating to this Note.

                                       BINGHAM FINANCIAL SERVICES CORPORATION



                                       By:      ______________________________

                                       Title:   ______________________________


                                                Tax ID #

                                       DYNEX FINANCIAL, INC.



                                       By:      ______________________________

                                       Title:   ______________________________


                                                Tax ID #
Bank Address:

27777 Inkster Road (10-02)
Farmington Hills, MI 48333-9065

     EXHIBIT B
                         FORM OF COMPLIANCE CERTIFICATE

To: Michigan National Bank

    Please refer to the Credit Agreement dated as of March 31, 2000 (as amended or otherwise modified from time to time, the "Credit Agreement") among the undersigned and your Bank. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I. Reports. Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of the Company as at _____________, ____ (the "Computation Date"), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Borrower as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II. Financial Tests. The Borrower hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit
Agreement:

         A.       SECTION 7.6.1 - CURRENT RATIO

                  1.       Current Assets                     $________

                  2.       Current Liabilities                $________

                  3.       Ratio of (1) to (2)                 _______ to 1

                  4.       Minimum required                    _______ to 1

         B.       SECTION 7.6.2 - TOTAL DEBT TO NET WORTH RATIO

                  1.       Total Debt                         $________

                  2.       Subordinated Debt                  $________

                  3.       Net Worth                          $________

                  4.       Ratio of (1), minus (2) to
                                    (3), plus (2)              _______ to 1


                  5.       Minimum required                    _______ to 1

         C.       SECTION 7.6.3 - MINIMUM NET WORTH

                  1.       Net Worth                          $________

                  2.       Minimum Required Net Worth         $________

         The Borrower further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

         IN WITNESS WHEREOF, the Borrower has caused this Certificate to be
executed and delivered by its duly authorized officer on      ,     .


                                    BINGHAM FINANCIAL SERVICES CORPORATION



                                    By:      ______________________________

                                    Title:   ______________________________


                                    DYNEX FINANCIAL, INC.



                                    By:      ______________________________

                                    Title:   ______________________________

         EXHIBIT D

                       FORM OF BORROWING BASE CERTIFICATE



To:      Michigan National Bank
         27777 Inkster Road (10-02)
         Farmington Hills, MI 48333-9065

Ladies and Gentlemen:

         Please refer to the Credit Agreement dated as of March 31, 2000 (as amended or otherwise modified from time to time, the "Credit Agreement") among the undersigned and your Bank. This certificate (this "Certificate"), together with supporting calculations attached hereto, is delivered to you pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

         The Borrower hereby certifies and warrants to the Bank that at the
close of business on        ,      (the "Calculation Date"), the
Borrowing Base was $        , computed as set forth on the schedule
attached hereto.

         IN WITNESS WHEREOF, the Borrower has caused this Certificate to be
executed and delivered by its officer thereunto duly authorized on    ,    .

                                         BINGHAM FINANCIAL SERVICES CORPORATION


                                         By:      ______________________________

                                         Title:   ______________________________

                                         DYNEX FINANCIAL, INC.


                                         By:      ______________________________

                                         Title:   ______________________________






                     SCHEDULE TO BORROWING BASE CERTIFICATE

                          DATED AS OF [_____________]




1.       Gross P&I Advances Outstanding and/or
             to be Outstanding re: Eligible  Accounts         $_________

2.       Eligible P&I Advances [Not more
         than 240 days]                                       $_________

3.       Gross T&I Advances Outstanding and/or
             to be Outstanding re: Eligible Accounts          $_________

4.       Eligible T&I Advances [Not more
         than 240 days]                                       $_________

5.       P&I Loan Borrowing Base [Item 2, minus
             Item 11]                                         $_________

6.       Lesser of Item 5 and
         the Commitment Amount                                $_________

7.       P&I Loans Outstanding                                $_________

8.       Net Availability for P&I Loans
         [Excess of Item 7 over Item 6]                       $_________

9.       Required Prepayment on P&I Loan
         [Excess of Item 6 over Item 7]                       $_________

10.      T&I Loan Borrowing Base
         [Lesser of (a) 85% of Item 4,
             (b) $10,000,000, minus Item 7 and
             (c) $1,000,000]                                  $_________

11.      T&I Loans Outstanding                                $_________

12.      Net Availability for T&I Loans
         [Excess of Item 10 over Item 11]                     $_________

13.      Required Prepayment on T&I Loan
         [Excess of Item 11 over Item 10]                     $_________







                                      D-3